  Exhibit 11(a)

Consent of Independent Registered Public Accounting Firm

GK Investment Property Holdings II, LLC
Chicago, Illinois

We hereby consent to the use in the Offering Circular constituting a part of this Amendment No. 1 to the Regulation A Offering Statement on Form 1-A of GK Investment Property Holdings II, LLC (the “Company”) of our report dated September 16, 2019, with respect to the balance sheet of the Company as of July 31, 2019 and of the related statements of operations, member’s equity, and cash flows from the period from inception (July 11, 2019) through July 31, 2019.

/s/ Cherry Bekaert LLP
Richmond, Virginia
November 12, 2019